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                     [LETTERHEAD OF TECH DATA CORPORATION]





                               December 13, 2004


Securities and Exchange Commission
Division of Corporation Finance
450 5th Street, N.W.
Washington, DC 20549

Attention:  Bob Bell

        Re:    Tech Data Corporation (the "Company")
               Registration Statement on Form S-4
               Registration Number 333-120552

Dear Mr. Bell:

     In accordance with Rule 461 under the Securities Act of 1933, as amended, the undersigned Registrant hereby requests that the effective date for the Registration Statement referred to above be accelerated so that it will be declared effective at 5:30 pm eastern standard time on December 14, 2004 or as soon thereafter as is practicable.

                                                  Very truly yours,

                                                  TECH DATA CORPORATION


                                                  By:     /s/ David R. Vetter
                                                       -----------------------
                                                  Name:   David R. Vetter
                                                  Title:  Secretary